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                                                                     Exhibit 4.3


                            STOCK PURCHASE AGREEMENT


STOCK PURCHASE AGREEMENT, dated December 22, 2000 by and among TRC Companies, Inc., a Delaware corporation ("Parent"), TRC Environmental Corporation, a Connecticut corporation (the "Buyer" and collectively with Parent and its affiliates, a "TRC Entity" or the "TRC Entities"), and Raymond A. Ferrara ("Ferrara") and the R&J Ferrara Family Limited Partnership, a New Jersey limited partnership (the "LP", and collectively with Ferrara, the "Seller").

                                 R E C I T A L S

The Seller owns all of the outstanding voting capital stock of Omni Environmental Corporation, a New Jersey corporation (the "Company").

The Buyer will purchase from the Seller and the Seller will sell or cause to be sold to the Buyer all of the issued and outstanding shares of voting capital stock of the Company (the "Company Shares") in exchange for the consideration set forth in Section 2 below.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:


1.       THE PURCHASE AND SALE

     On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller and the Seller agrees to sell to the Buyer all of the Company Shares for the consideration specified in Section 2 below.


2.       THE CLOSING; PAYMENT

     2.1 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller in Princeton, New Jersey commencing at 10:00 A.M. local time on December 22, 2000 (the "Closing Date") to be deemed effective as of November 1, 2000 (the "Effective Date"). Closing may occur remotely by facsimile transmission.

     2.2 ACTIONS AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments and documents required hereunder, (ii) the Buyer will deliver to the Seller the various certificates, instruments and documents required hereunder, (iii) the Seller will deliver to Buyer certificates evidencing all of the Company Shares owned endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the consideration set forth below.

     2.3 PURCHASE PRICE. (a) INITIAL PAYMENT. In exchange for the Company Shares, Buyer shall deliver to Seller (i) $200,000 by check; (ii) a three-year Promissory Note in the principal amount of $400,000 in the form attached hereto as Exhibit 2.3(a); as well as (iii) certificates for shares of the Parent common stock (the "TRC Shares") worth $600,000, $575,000 of which to be payable to Seller and $25,000 of which to be allocated to James Cosgrove. The number of TRC Shares to be delivered shall be calculated using a per share value equal to the average closing price of TRC common stock on the New York Stock Exchange over the 30-day period ending December 20, 2000. The cash, Note and TRC Shares shall be delivered within five (5) days of the Closing.

          (b) PURCHASE PRICE ADJUSTMENT. The cash portion of the first Earnout Payment as defined below shall be adjusted upwards or downwards by $1.00 for each $1.00 by which the assets of the Company, less its liabilities (the "Net Worth"), determined by generally accepted accounting principles, consistently applied, as of October 31, 2000 is more than or less than $344,248, respectively.


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               (c) EARNOUT PAYMENT. (i) As an addition to the Purchase Price, within 90 days after the end of each of the three fiscal years following the Effective Date, with the first fiscal year commencing November 1, 2000, Buyer shall pay Seller, which payment shall be unconditionally guaranteed by Parent, amounts in cash equal to the sum of the following:

               (A) 30% of the Net Service Revenue for the Company (NSR) greater than $1,500,000 up to $2,100,000;

               (B) 60% of NSR (excluding the portion of NSR included in subparagraph (C) below) above $2,100,000

               (C) 42.5% of NSR over $2,100,000 for work subcontracted to Company from a TRC Entity (excluding Company); and

               (D) 17.5% of NSR for work brought to a TRC Entity (excluding Company) through the direct, material and substantial effort of Company, and

          (ii) As an addition to the Purchase Price, Buyer shall pay Seller, which payment shall be unconditionally guaranteed by Parent, within 90 days after the close of the three fiscal years ending October 31, 2003, October 31, 2004 and October 31, 2005, the sum of $10,000 for each two percent (2%) (adjusted proportionately if less than 2%) of the percentage cumulative growth in NSR for the three fiscal years commencing November 1, 2000 and ending October 31, 2003 over Base NSR, up to a maximum annual payment of $100,000 and aggregate payment of $300,000. (e.g. Base NSR equals $2M and FYE 10/31/03 NSR equals $3M. 50% growth over Base NSR results in a $250,000 aggregate payment.

          (iii) "NSR" shall be, for each fiscal year in question, gross revenue of Company less fees paid to subcontractors and other directs costs directly allocable to the production of revenue . For purposes of determining NSR, Parent shall deliver to Seller within 45 days of the end of each fiscal year, and for each fiscal year, (i) consolidated (and nonconsolidated for Company) statements of income prepared in accordance with GAAP, consistently applied, (ii) itemized breakdown of revenue by Company customer, (iii) itemized breakdown of revenue of all TRC Entities (other than Company) from any Company customer (determined from the Company's database), (iv) itemized breakdown by customer of work subcontracted to Company by a TRC Entity, (v) itemized breakdown of professional fees paid to subcontractors referenced to particular revenue, and (vi) itemized breakdown by customer of revenue of all TRC Entities from work obtained by the direct, material and substantial effort of Company. The statements and information provided herein shall be certified to Seller as true and complete by the Chief Financial Officer of Parent. Seller shall have 45 days following receipt of the statements required above to notify Buyer of any dispute of any item contained therein, which notice shall set forth the basis for such dispute. During such time period, Seller and its authorized representatives shall have full access at all reasonable times to the books and records of the TRC Entities for purposes of reviewing and resolving any disputes concerning the calculation of the Earnout Payment. In the event that Seller notifies Buyer of a dispute , the undisputed portion of the Earnout Payment shall be paid to Seller on the due date thereof. If Buyer and Seller are unable to resolve their dispute within 15 days after Seller's notice to Buyer, the dispute shall be submitted to binding arbitration to a mutually agreeable independent accountant. The cost of the arbitration shall be shared equally by the parties, provided, however, that the prevailing party in the arbitration shall be reimbursed for all costs and expanses incurred in resolving the dispute. The determination by the arbitrator shall be final and binding and shall be deemed a final arbitration award that is enforceable under the Federal Arbitration Act. "Base NSR" for purposes of subparagraph (ii) shall be $1,900,000.


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          (d) REGISTRATION. The TRC Shares deliverable hereunder will not be registered and will bear a restrictive legend in substantially the following form:

               "The Stock represented by this Certificate has not been registered under the Federal Securities Act of 1933, as amended, and may not be assigned, transferred or otherwise disposed of without an opinion of counsel satisfactory to the Company that an exemption under such Act is available therefor or that an applicable registration statement under such Act is effective with respect thereto. In addition, the stock has not been registered or qualified in accordance with the securities laws of any state and transfer may be made only in compliance with such laws."

          (e) Registration Rights. If, within one (1) year after the Closing Date, Parent files a registration statement under the Securities Act of 1933, as amended, or any successor statute then in effect, covering a public offering in excess of $7,500,000 by Parent or any stockholder of Parent of shares of the common stock of Parent other than a registration statement solely in connection with an employee benefit plan, Buyer shall first so notify Seller of Parent's intent to file a registration statement. Within sixty (60) days after giving such notice to Seller, Seller may, by written notice to Parent, request that Seller's shares be included in such registration statement. In such case and with the giving of Seller's notice, Buyer shall use its best efforts to include such shares in the registration statement and related underwriting arrangements. No such effort need be made, however, if, in the reasonable opinion of counsel for Parent, the disposition of such shares is exempt from applicable registration requirements at that time. If the offering by Parent is underwritten, any shares disposed of pursuant to this provision will be underwritten by the same underwriter or underwriters on the same basis as other shares included in the offering. In the event the managing underwriter or underwriters refuse to include all of the shares offered for disposition hereunder, Parent may reasonably limit the number of shares which may be offered by Seller hereunder. Seller shall cooperate with Parent in the preparation and filing of any registration statement, and shall make the customary agreements, representations, warranties and indemnifications to the underwriter(s) with respect to any shares included in an underwriting hereunder.

3.       REPRESENTATIONS AND WARRANTIES OF SELLER

     Each Seller represents and warrants to Buyer as of the date hereof and of the Closing as follows:

     3.1 ORGANIZATION AND STANDING. Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as currently being conducted and to own, lease and operate its assets, and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of any of its assets or the nature of its business makes such qualification necessary. Company has previously delivered to Buyer a true and complete list of the states in which it conducts business or has offices. Company has delivered to Buyer correct and complete copies of the Articles of Incorporation and By-laws of the Company as amended to date. The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-laws.

     3.2 DUE AUTHORIZATION. The execution, delivery and performance by Seller of this Agreement and all of the other agreements, certificates and documents delivered on or prior to the Closing Date in connection with the transactions contemplated hereby (the "Ancillary Documents") to which he or it is or will be a party, and the consummation by him or it of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite actions. Ferrara is an adult individual and is competent to execute and deliver this Agreement and the Ancillary Documents to which HE is or will be a party. This Agreement and the Ancillary Documents to which Seller is or will be a party have been or will be duly and validly executed and delivered by Seller and constitute or will constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms.


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     3.3 CONSENTS, APPROVALS, ETC. Except as set forth on Schedule 3.3, no material consent, approval or authorization of, or waiver or exemption by, or filing with, or permit from any governmental, public or self-regulatory body or authority (collectively "Governmental Approvals") is required in connection with the execution, delivery or performance by Seller of this Agreement or any of the Ancillary Documents to which Seller is or will be a party or the consummation by Seller of the transactions contemplated hereby or thereby. All Governmental Approvals set forth on Schedule 3.3 will have been obtained or made prior to the Closing.

     3.4 NO VIOLATION. Except as set forth on Schedule 3.4, the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is or will be a party and the consummation by Seller of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any judgment, order, writ or decree of any court applicable to Seller or Company, (b) have any material adverse effect on any of the permits referred to in Section 3.16, or
(c) result in the breach of or conflict with any material term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance ("Lien") upon any of the Company's assets pursuant to,
(i) the Articles of Incorporation or By-laws of Company or (ii) any material contract, agreement, note, mortgage, indenture or other instrument to which Seller or Company is a party or by which any of their respective assets or properties is bound.

     3.5 FINANCIAL STATEMENTS. Seller has delivered to Buyer true and complete copies of the financial statements of Company as of and for the ten-month period ended October 31, 2000 and for the years ended December 31, 1999, and December 31, 1998 (the "Financial Statements"). Except as set forth on Schedule 3.5, the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of Company as of the dates of such statements and the results of its operations and changes in financial position for the periods then ended. Company has no material obligations, liabilities or commitments of any kind whatsoever, accrued or unaccrued, contingent or absolute, other than obligations, liabilities or commitments (i) which are fully reflected or fully reserved against in Company's balance sheet as of October 31, 2000 or the footnotes thereto, (ii) which are not required to be so reflected under generally accepted accounting principles, or (iii) which were incurred in the ordinary course of business since October 31, 2000.

     3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since October 31, 2000, Company has operated its business only in the ordinary course and there has not occurred
(i) any event which had or is reasonably likely to have a material adverse effect on the business, financial condition, results of operations, assets, liabilities or prospects of the business conducted by Company (a "Material Adverse Effect"); (ii) any commitment or promise to enter into, amend or terminate, or entry into, amendment or termination of, an employment, consulting, severance, termination or indemnification agreement, policy, plan, arrangement or practice, or (other than normal increases in the ordinary course of business that are consistent with past practices and that, when taken in the aggregate, have not resulted in a material increase in benefits or compensation expense and other than as required under the terms of any agreement or plan in effect on the date of this Agreement) any increase in the compensation payable or to become payable to any employee of Company or any entry into or increase in any bonus, insurance, pension or other employee benefit plan, payment, policy, agreement, practice or arrangement made to, for or with any such employees;
(iii) except as set forth on Schedule 3.6 hereto, any entry into any commitment or transaction material to Company (including, without limitation, any borrowing, capital expenditure or sale of assets); (iv) any change in accounting principles or methods; (v) any commencement or to Seller's knowledge threat of any litigation or governmental investigation; (vi) any amendments or changes in the Articles of Incorporation or By-laws of Company which could reasonably be expected to have a Material Adverse Effect; or (vii) any taking of any action referred to in Section 5.2, except as permitted or required thereby which could reasonably be expected to have a Material Adverse Effect; (viii) any damage to or destruction of any of the assets of the Company, whether or not covered by insurance which could reasonably be expected to have a Material Adverse Effect; or (ix) any dividend or distribution in respect of shares of capital stock of Company or any redemption or repurchase of any shares.

     3.7 LITIGATION. Except as set forth on Schedule 3.7, (i) there is no claim, action, suit, proceeding, arbitration, investigation, hearing or notice of hearing (collectively, "Litigation"), pending or to Seller's knowledge threatened, by or before any court or governmental or administrative authority or private arbitration tribunal, against Seller or Company which relates to or affects the business of Company, any of Company's assets or the transactions contemplated hereby; (ii) neither Company nor any officer, director or employee of Company has been permanently


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or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or self-regulatory body from engaging in or continuing any conduct or practice in connection with the business of Company; and (iii) there is not in existence any order, judgment or decree of or agreement with any court or other tribunal or any agency or self-regulatory body requiring Company or any officer, director or employee of Company to take any action of any kind with respect to the business of Company or Company's assets or to which Company or any officer, director or employee of Company is a party or by which any of them is bound affecting the business of Company or Company's assets.

     3.8 PROPERTIES. Except as set forth on Schedule 3.8, Company has good and marketable title to all owned property, and valid and enforceable leasehold interests in all leased property. All assets of Company are reflected on the balance sheet of Company as of October 31, 2000, except for assets acquired or sold after October 31, 2000 in the ordinary course of business consistent with past practices. None of the Company's assets is subject to any Liens, except for
(i) Liens disclosed on the balance sheet of Company as of October 31, 2000, (ii) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings which have been fully reserved against on such balance sheet, (iii) inchoate materialmen's, mechanics and other similar Liens arising or incurred in the ordinary course of business, and (iv) other Liens that do not detract from or interfere with the present use or value of, title to, marketability or insurability of, the assets.

     3.9 CONDITION OF EQUIPMENT, ETC. The tangible assets of Company are in good condition and repair (ordinary wear and tear which is not such as to affect adversely the operation of the business excepted) and suitable for the uses for which intended. All such equipment conforms in all material respects with all applicable laws, ordinances, regulations, orders and other requirements relating thereto currently in effect.

     3.10 AGREEMENTS, PLANS, ARRANGEMENTS, ETC. Set forth on Schedule 3.10 is a list of all agreements, plans and arrangements to which Company is a party or by which Company or any of its assets is bound or affected as follows:

          (a) lease agreement (whether as lessor or lessee) relating to real or personal property involving payments of more than $25,000 annually;

          (b) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to any intellectual property, except for off-the-shelf and imbedded software licenses;

          (c) employee agreement not terminable without liability to Company upon notice to the employee of not more than 30 days, or employee agreement which provides for compensation at the rate of more than $40,000 per year (including all salary, bonuses and commissions) to any employee;

          (d) contract or subcontract for the purchase or sale of goods, materials, supplies, capital assets or services involving future payments in excess of $25,000 in any one case or in the aggregate with all other such agreements with the same party;

          (e) agreement with any sales agent or representative;

          (f) agreement to which Company or any predecessor is or was a party containing contractual indemnity, allocation or other cost-sharing provisions relating to environmental liability;

          (g) joint venture or partnership agreement with any other person;

          (h) agreement for the borrowing or lending of money or guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another, or granting any person a Lien on any of Company's assets;

          (i) agreement which restricts it or any of its affiliates, officers, directors, employees or agents from doing business anywhere in the world or from engaging in or competing in any line of business or with any person or using or disclosing any information in its possession, except for agreements between Seller and its officers, directors, employees or agents;


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          (j) agreement giving any party the right to renegotiate prices or require a reduction in price or refund of payment previously made; or

          (k) other agreement involving future payments in excess of $25,000.

          Correct and complete copies of all such contracts and agreements (or, if oral, true and complete written summaries thereof) (collectively referred to herein as "Contracts") have been made available to Buyer prior to the date hereof. Each Contract under which any obligation of Company or any other party remains unperformed is now valid, in full force and effect and enforceable in accordance with its terms and Company has fulfilled, or taken all action reasonably necessary to enable it to fulfill when due, all of its obligations under the Contracts. Except as otherwise set forth on Schedule 3.10, there has not occurred any default by Company, or any event which, with or without the lapse of time or the election of any person other than Company, or any combination thereof, will become a default, nor has there occurred any default by others or any event which, with or without the lapse of time or the election of Company, will become a default by any other party under any of the Contracts.

     3.11 ACCOUNTS RECEIVABLE. All Accounts Receivable of the Company arose in the ordinary course of business from bona fide transactions and are valid and to seller's knowledge fully collectible, subject to any reserve reflected on the balance sheet of Company as of October 31, 2000 or established since such date and disclosed to Buyer in writing.

     3.12 CUSTOMERS. Except as set forth on Schedule 3.12, to Sellers' knowledge there has been no termination, cancellation, or limitation of or modification or change in the business relationship of Company with any customer which individually provided more than 5% of gross revenues of Company for the period ended October 31, 2000. To Seller's knowledge, no such customer nor any group of customers has expressed any material dissatisfaction with the services provided by Company or the transactions contemplated by this Agreement or any unwillingness to continue any such relationship.

     3.13 BOOKS AND RECORDS. All the books, records and accounts of Company are in all material respects true and complete, are maintained in accordance with good business practice and all laws applicable to its business, and accurately present and reflect in all material respects all of the transactions therein described.

     3.14 POWERS OF ATTORNEY. Except as set forth on Schedule 3.14, Company has no power of attorney or comparable delegation of authority outstanding in connection with its business.

     3.15 COMPLIANCE WITH APPLICABLE LAWS. The Company's business as currently conducted does not violate or infringe any material applicable law, statute, ordinance, rule, regulation, decree or order (each and all of the foregoing being herein referred to as "Laws") currently in effect, or to Seller's knowledge proposed to be adopted. To Seller's knowledge, Company has not received any notice of any violation of any Laws applicable to its business and the Seller knows of no basis for the allegation of any such violation.

     3.16 PERMITS. Company possesses all permits and has made all registrations that are required to own, maintain and operate its business.

     3.17 INSURANCE AND INSURANCE REQUIREMENTS

          (a) (i) Company's business and its assets are covered by insurance with responsible companies against casualty and other losses customarily obtained to cover comparable properties and assets by businesses in the industry, in scope, coverage and amounts which are reasonable in light of existing circumstances; (ii) Company carries liability, property and casualty and automobile insurance, workers' compensation and professional liability insurance in reasonable amounts; and (iii) all of the foregoing insurance is in full force and effect. Company (and any predecessor companies) have been continuously covered by adequate insurance, without gaps in coverage, and will continue to be covered by such insurance until and after the Closing Date, with respect to acts and omissions occurring prior to the Closing Date.


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          (b) Schedule 3.17 hereto sets forth a list of all insurance policies and fidelity and surety bonds covering Company's business, employees and assets. All premiums due and payable have been paid, and to Sellers' knowledge there are no pending or threatened terminations for the current policy period with respect to any of such policies or bonds, and Company is in compliance with all conditions contained in such policies or bonds.

          (c) Company has given all notices and presented all claims under any of its insurance policies in due and timely fashion. There are no pending or to Sellers' knowledge threatened disputes relating to coverage or other disputed claims under any of Company's insurance policies.

     3.18 BANK AND SAFE DEPOSIT ARRANGEMENTS. Schedule 3.18 sets forth a correct and complete list of each bank account and safe deposit box maintained by Company and the names of all persons authorized to deal with such accounts and safe deposit boxes.

     3.19 TRANSACTIONS WITH AFFILIATES. Schedule 3.19 sets forth a true and complete list of the amounts and other essential terms of any contract, arrangement or transaction currently in effect between Company and any officer, director, stockholder or other person related to, controlled by, or under common control with, any of the foregoing persons, other than arrangements for the payment of salary, including bonuses, for services rendered to Company, which arrangements have previously been disclosed to Buyer.

     3.20 INTELLECTUAL PROPERTY. Company owns or validly licenses all intellectual property now or heretofore used or presently proposed to be used in the conduct of Company's business (including computer software). Except as disclosed on Schedule 3.20, to Seller's knowledge (a) Company owns or possesses adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all intellectual property necessary to the conduct of its business as presently conducted or proposed to be conducted; (b) the validity of such items and the title thereto of Company has not been questioned in any litigation to which Company is a party, nor is any such Litigation threatened; (c) title to such items (for which Company possesses licenses or other rights of use) is not necessary to the conduct of its business as presently conducted or proposed to be conducted; (d) Seller has no reason to believe that the conduct of the business of Company as now conducted or proposed to be conducted does or will conflict with any intellectual property rights of others; and (e) Company has purchased the requisite number of copies of software programs to comply with all licensing requirements for its computers. To Seller's knowledge to the extent permissible under applicable law, all intellectual property heretofore owned or held by any employee or officer of Company and relating directly to the business of Company has been duly and effectively transferred to Company with no restrictions on its subsequent transfer by Company.

     3.21 EMPLOYEE MATTERS. (a) Set forth on Schedule 3.21(a) is a true and complete list of each plan, contract, program, policy or arrangement maintained, contributed to, or required to be contributed to, by Company for the benefit of, or pursuant to which Company has or may have any liability to, any current or former employee, consultant, partner, director or agent of Company or their beneficiaries or dependents (collectively, the "Employees"), whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (collectively the "Plans"). Except as set forth on Schedule 3.21 (a), Company does not have any commitment to create any additional Plan or modify or change any existing Plan that would affect any Employee, except as required by applicable law.

          (b) Neither Company nor any ERISA Affiliate maintains, contributes to or is required to contribute to, or has in the past maintained, contributed to or been required to contribute to or otherwise has any actual or potential liability with respect to any Plan which is or may be subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). Neither the Company nor any ERISA Affiliate contributes to or is required to contribute to, or has in the past contributed to or been required to contribute to or otherwise has any actual or potential liability with respect to any "multi-employer plan" as defined in Section 3(37) and 4001(a)(3) of ERISA. For purposes of this Section 3.21(b), the term "ERISA Affiliate" means any business or entity which is a member of a "controlled group of corporations" or an "affiliated service group" with Company or under "common control" with Company within the meaning of Sections 414(b), (c) or (m) of the Code or is required to be aggregated with the Company under Section 414(o) of the Code or is under "common control" with the Company within the meaning of
Section 4001(a)(14) of ERISA or any regulations promulgated or proposed under any of the foregoing Sections.


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                  (c) (i) Each of the Plans that is intended to meet the
requirements of Section 401(a) of the Code, is and has always been qualified under Section 401(a) of the Code and its related trust is now, and since its inception has been, exempt from taxation under Section 501(a) of the Code and nothing has occurred that would materially adversely affect the qualified status of any such Plan, (ii) Company and Seller have performed in all material respects all obligations required to be performed by them under, and are not in default under or in violation of, any Plan, and are in compliance with, and each Plan has been operated in all respects in accordance with its provisions and the rules and regulations governing each such Plan and with all applicable federal, state and local laws, rules and regulations, (iii) no event has occurred and there has been no failure to act on the part of Company, any fiduciary of any Plan or any "plan official" (as defined in Section 412 of ERISA) that could subject Company, Buyer, any Plan, fiduciary or plan official to the imposition of any tax, penalty, liability or other disability, whether by way of indemnity or otherwise, with respect to any Plan, and (iv) there are no actions, suits or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to any Plan or the assets of any Plan.

          (d) (i) The delivery and execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event that will or may result in any payment (whether of severance pay or otherwise) to, or acceleration, vesting, funding of, or increase in, benefits, or obligation to fund benefits with respect to, any Employee or the forgiveness of any obligation under any Plan, agreement, trust or loan. (ii) No payment that will or may be made to any Employee shall constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

          (e) Neither Company nor Seller maintains, provides or contributes to, or has any material liability with respect to any "employee welfare benefit plan" (as described in Section 3(1) of ERISA) for the benefit of retired or former employees, directors or consultants.

          (f) Company (i) is in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor relations, terms and conditions of employment and wages and hours, in each case, with respect to Employees, and (ii) except as set forth on
Schedule 3.21(f) is not a party to any pending or threatened employment-related claims, charges, litigation or grievances of any kind.

          (g) Schedule 3.21(g) hereto sets forth the names and position titles of all employees of the Company as of the date hereof together with the current annual compensation including any bonuses paid.

          (h) The Company is not a party to any collective bargaining agreement, and to Seller's knowledge no action has been taken by any person to organize any employees of Company.

     3.22 TAXES. (a) Except as set forth on Schedule 3.22, Company has timely filed with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed before the Closing Date, in respect of periods ending on or prior to the Closing Date and has maintained, or caused to be maintained, all required records with respect to Taxes (as hereinafter defined), and has timely paid, or caused to be paid in full all material Taxes, if any, shown to be due on such Tax Returns, or otherwise due from Company before Closing for all periods up to and including the Closing Date. Company is not a party to any pending audit or any pending action or proceeding by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against Company.

          (b) As used in this agreement, "Taxes" or "Tax" means all income, capital gains, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, workers' compensation, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, customs duties, estimated payments, estimated taxes, or other taxes, fees, levies, assessments, or charges of any kind whatsoever relating to Company, its business or assets, together with any interest and any penalties, additions to tax, or additional amounts imposed by the United States or any other jurisdiction, and any state, province, county, local or other government, taxing authority, or subdivision thereof. "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed by Company with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Company) or the administration of any laws, regulations or administrative requirements relating to any Tax.

          (c) From its inception through June 30, 1990, Company was a Subchapter-S corporation for federal income tax purposes. From July 1, 1990 through the Closing Date, Company has been a C corporation for federal income tax purposes (within the meaning of Section 1361 of the Internal Revenue Code of 1986, as amended).

     3.23 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.23, to the knowledge of Seller, there are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened against the Company that are based on or related to any environmental matters, including any disposal of hazardous substances at any place, or the failure to have any required environmental permits, and there are no past or present conditions that Seller has reason to believe are likely to give rise to any liability or other obligation of Company under any environmental laws.

     3.24 PROFESSIONAL LIABILITY. Except as set forth on Schedule 3.24 hereto, neither Company nor its predecessors has incurred, nor is Seller aware of any basis for any unresolved claim of liability of any kind relating to any activity or service rendered or performed by Company or its predecessors.

     3.25 BROKERS' FEES. Seller and the Company have not engaged any financial adviser, finder or broker in connection with the transactions contemplated hereby.

     3.26 ACCURACY OF INFORMATION. None of the representations and warranties of Seller contained herein contains any material misstatement of fact, or omits any material fact required to be stated herein or necessary to make the statements herein not misleading.

     3.27 CAPITALIZATION. Schedule 3.27 contains the true and accurate capitalization table of the Company. The Shares have been duly authorized, are validly issued, fully paid and nonassessable, and Seller holds of record all of the outstanding shares of the Company. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, promises or other agreements or understandings with respect to the voting of the Company's capital stock.

     3.28 CAPITAL STOCK. Each Seller holds of record and owns beneficially the shares of capital stock of the Company shown opposite such Seller's name on
Schedule 3.27, free and clear of any restrictions on transfer, taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands (other than any restrictions under the Securities Act of 1933 or state securities laws). Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer or otherwise dispose of any capital stock (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock.

         3.29 INVESTMENT. Seller (a) understands that the TRC Shares to be paid in connection with this transaction have not been and will not be registered under The Securities Act of 1933 or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) is acquiring the TRC Shares solely for his own account for investment purposes and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the TRC Shares; and (e) is able to bear the economic risk of holding the TRC Shares.

4.       REPRESENTATIONS AND WARRANTIES BY PARENT AND BUYER

     Each TRC Entity jointly and severally represents and warrants as of the date hereof and as of the Closing as follows:

     4.1 ORGANIZATION, STANDING AND AUTHORITY OF BUYER. Each TRC Entity is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power to enter into this Agreement and all of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, to carry out the transactions contemplated hereby and thereby and to carry on its business as currently being conducted.

     4.2 DUE AUTHORIZATION. The execution, delivery and performance by each TRC Entity of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been or will be duly authorized by all requisite corporate action. This Agreement and the Ancillary Documents to which each TRC Entity is or will be a party have been or will be duly and validly executed and delivered by it and constitute or will constitute valid and binding obligations of it enforceable against it in accordance with their respective terms.

     4.3 CONSENTS, APPROVALS, ETC. Except as set forth on Schedule 4.3, no Governmental Approval is required in connection with the execution, delivery or performance by each TRC entity of this Agreement or any of the Ancillary Documents to which it is or will be a party or the consummation by Buyer of the transactions contemplated hereby or thereby. All Governmental Approvals set forth on Schedule 4.3 will have been obtained or made prior to the Closing.

     4.4 NO VIOLATION. Except as set forth on Schedule 4.4, the execution, delivery and performance by each TRC entity of this Agreement and the Ancillary Documents to which it is or will be a party and the consummation by it of the transactions contemplated hereby and thereby will not, with or without the giving of notice and the lapse of time, or both, (a) violate any judgment, order, writ or decree of any court applicable to such TRC Entity or (b) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any Lien, upon any of the assets or properties of such TRC Entity pursuant to, the Articles of Incorporation or By-laws of such TRC Entity or any contract, agreement, note, mortgage, indenture or other instrument to which such TRC Entity is a party or by which any of its assets or properties is or may be bound.

     4.5 SEC REPORTS. Sellers have been furnished true copies of all reports, statements and schedules required to be filed by each TRC Entity with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1998 (collectively, the "SEC Reports"). The SEC Reports complied in all material respects with all applicable requirements of the Exchange Act and, as of their respective filing dates, did not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements of Buyer included in the SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in the financial statements) and fairly present the financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments.

     4.6 CAPITAL STOCK. The TRC Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens.

     4.7 ACCURACY OF INFORMATION. None of the representations and warranties of a TRC Entity contained herein contains any material misstatement of fact, or omits any material fact required to be stated herein or necessary to make the statements herein not misleading.

     4.8 BROKERS' FEES. Buyer has not engaged any financial advisor, finder or broker in connection with the transactions contemplated hereby.

     4.9 INVESTMENT. Buyer understands that the Company Shares to be acquired in this Transaction have not and will not be registered under the Securities Act of 1933 or under any state securities laws, that no public offering is involved in the offering and sale of the Company Shares, and Buyer is acquiring the Company Shares solely for its own account for investment purposes and not with a view to a distribution thereof.

     4.10 Tax Effect. The acquisition of the TRC Shares by Seller will be treated as a nontaxable exchange of stock by Seller for federal income tax purposes. Parent shall report the transaction for tax purposes in a manner consistent with this tax position.


5.       COVENANTS OF COMPANY AND SELLERS

     5.1 AFFIRMATIVE COVENANTS. Except as described herein or as Buyer may otherwise consent in writing, between October 31, 2000 and the Closing Date, Seller shall have caused Company to:

          (a) operate its business only in the usual, regular and ordinary course and in accordance with past practice and use its best efforts to (i) preserve its business organization intact; (ii) keep available the services of its employees; (iii) continue normal marketing, advertising and promotional expenditures and (iv) preserve all beneficial business relationships with customers, suppliers, subcontractors and others having business dealings with it;

          (b) (i) maintain all the tangible assets in good condition and repair, normal wear and tear and damage due to fire or other unavoidable casualty excepted and (ii) maintain insurance in full force and effect with responsible companies, comparable in amount, scope and coverage to that in effect on the date of this Agreement;

          (c) (i) duly comply with all laws applicable to the Company's business; (ii) perform all of its obligations without default; and (iii) maintain its books, records and accounts in the usual, regular and ordinary manner on a basis consistent with past practice;

          (d) satisfy in full in accordance with past practice all of its liabilities, including accounts payable, or contest in good faith such liabilities;

          (e) perform and comply with all of its obligations under all contracts and instruments;

          (f) give to Buyer and to its counsel, accountants, and other representatives full access during normal business hours to all of the properties, personnel, books, tax returns, contracts, commitments and records of Company and furnish to Buyer and such representatives all such additional documents, financial information and information with respect to the business affairs of Company as Buyer may from time to time reasonably request;

          (g) authorize Company's independent accountants to permit Buyer's independent accountants and Buyer's accounting personnel to examine and copy, when and as reasonably requested by Buyer, the records and working papers of Company's independent accountants pertaining to its audits of the Financial Statements;

          (h) furnish Buyer, as soon as possible, with true and correct copies of all monthly and quarterly financial statements which are prepared by or for Company at any time from the date hereof until the Closing Date; and

          (i) inform Buyer promptly of any development which may materially interfere with the consummation of the transactions contemplated hereby.

     5.2 NEGATIVE COVENANTS. Except as described herein or as Buyer may otherwise consent in writing, between October 31, 2000 and the Closing Date, the Seller shall have caused Company not to:

          (a) incur or permit to be incurred any Lien on any of the assets of the Company except for materialman's liens incurred in the ordinary course of business consistent with past practice;

          (b) transfer, sell, assign or otherwise convey any part of the Company's assets, except in each case in the ordinary course of business consistent with past practice;

          (c) grant or sell any option or right to purchase any of the Company's assets;

          (d) change the character of Company's business;

          (e) acquire all or substantially all of the assets of or any interest in any other corporation, partnership, limited partnership, joint venture, association, or other entity;

          (f) declare, pay, or make any dividend or distribution or other payment in respect of, or redeem any of, the outstanding shares of its capital stock or pay any management fees;

          (g) adopt, enter into, amend or terminate any employee agreement or employee plan, or increase in any manner the compensation or benefits of, or forgive any indebtedness of, any employee or pay or provide any benefit other than benefits required pursuant to any employee agreement or employee plan disclosed to Buyer prior to the date hereof, or adopt, enter into or amend any employee agreement or employee plan, including any severance or termination plan, policy, arrangement, practice or agreement, or grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or (except as may be further required under the terms of any employee agreement or employee plan as in effect on the date of this Agreement disclosed to Buyer prior to the date hereof), contribute to or otherwise fund or secure the benefits or compensation provided under, any of the employee agreements or employee plans, or enter into any contract to do any of the foregoing;

          (h) incur any obligation (fixed or contingent) or enter into any lease, commitment, agreement or other transaction, except in the ordinary course of business; -

          (i) take or agree to take any action which would make any representation or warranty of the Seller contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of any future date on or prior to the Closing Date.

     5.3 EXCLUSIVITY. Between the date hereof until either the Closing Date or the termination date of this Agreement as provided under Section 11 hereof, (i) Seller shall not and Seller shall cause Company not to solicit, initiate, or encourage the submission of any proposal or offer from any person or enter into any understanding, whether binding or not, with respect to the acquisition of any capital stock or other voting securities or any portion of the assets or business of the Company, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Seller will immediately notify the Buyer if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.


6.       COVENANTS OF BUYER

     6.1 AFFECTED EMPLOYEES. It is the intention of the parties hereto that the employees of the Company (including employees on vacation, leave of absence, short or long-term disability or layoff) (the "Affected Employees") at the Closing Date will remain employees of the Company immediately following the Closing Date at the salary levels that were in effect immediately prior to the Closing Date. Nothing herein, however, shall be construed as an offer of employment to any individual on other than an employee-at-will basis; except, that Buyer agrees that it shall not terminate any such employees, other than for cause, within 6 months of the Closing Date unless otherwise agreed between Buyer and Ray Ferrara.

     6.2 EMPLOYEE BENEFITS. After the Closing Date, the Affected Employees will be provided such employee benefits, which are provided to Buyer's employees generally and which are materially no less favorable in the aggregate than such benefits provided by the Company immediately prior to the Closing Date. Buyer will, and will cause the Company to, give to each Affected Employee the same service credit with Buyer and the Company as each such Affected Employee previously earned up to the Closing Date or as agreed by Ray Ferrara for purposes of determining the Affected Employee's eligibility to participate in, vesting under, benefit accrual under, eligibility for early distribution of benefits from and eligibility for early retirement or any subsidized benefit provided for in any employee benefit plan, practice or policy established, maintained or contributed to by Buyer (a "Buyer's Plan") and shall, where appropriate, cause each Buyer's Plan to reflect the foregoing requirement.

     6.3 EMPLOYMENT AGREEMENT/STOCK OPTION Simultaneously with the Closing, Company will enter into the employment agreement (the "Employment Agreement") with the Seller in the form appearing as Exhibit 6.3 to this Agreement. Parent shall offer 3,000 stock options each to James Cosgrove and Christopher Obropta pursuant to Parent's Stock Option Plan.


7.       COVENANTS OF BUYER AND SELLERS

     7.1 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. Seller and Buyer shall use their best efforts (a) as promptly as reasonably practicable after the date hereof, to file for all consents and approvals necessary for the consummation of the transactions contemplated hereby and (b) to cooperate with one another (i) in promptly determining whether any other filings are reasonably required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any federal, state or local law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements, other contracts or permits in connection with the consummation of the transactions contemplated hereby and
(ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, permits, authorizations, approvals or waivers.

     7.2 BEST EFFORTS; FURTHER ASSURANCES. (a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its best efforts in good faith to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

                  (b) At any time or from time to time after the Closing, the Parties agree to cooperate with each other to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may reasonably be required to carry out the intent of the parties hereunder and to effectuate the transactions contemplated hereby.


8.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate the transactions to be performed at the Closing are subject to the satisfaction or, where permissible, waiver, on or before the Closing Date, of each of the following conditions:

     8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement or in any Ancillary Document shall be true and correct in all material respects as of the date hereof and (unless made as of a specified date) as of the Closing Date with the same effect as if made on the Closing Date, and Seller shall have performed all obligations and agreements and complied with all covenants contained in this Agreement or in any Ancillary Document to be performed and complied with by him on or before the Closing Date.

     8.2 NO PROHIBITION. No statute, rule or regulation or order or injunction of any court or administrative agency shall be in effect which prohibits Buyer from consummating the transactions contemplated hereby.

     8.3 CONSENTS AND APPROVALS. All Governmental Approvals and third party consents required in connection with the transactions contemplated hereby shall have been obtained on terms which are not reasonably likely to adversely affect the business, financial condition, results of operations, assets, liabilities or prospects of the Company's business.

     8.4 NO LITIGATION. There shall not be any action, suit or proceeding pending or threatened that seeks to (i) make the consummation of the transactions contemplated hereby illegal or otherwise restrict or prohibit consummation thereof or (ii) require the divestiture by Buyer or any of its subsidiaries or affiliates of shares of stock or of any business, assets or property of any of its subsidiaries or affiliates, or impose any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties or stock.

     8.5 ACTIONS, PROCEEDINGS, ETC. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or any Ancillary Documents to which Company and Seller is a party shall be reasonably satisfactory to Buyer.

     8.6 EMPLOYMENT AGREEMENT. Seller shall have entered into the Employment Agreement.


9.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

     The obligations of Seller to consummate the transactions to be performed at the Closing are subject to the satisfaction or, where permissible, waiver, on or before the Closing Date, of each of the following conditions:

     9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement or in any Ancillary Document shall be true and correct in all material respects as of the date hereof and (unless made as of a specified date) as of the Closing Date with the same effect as if they were made on the Closing Date, and Buyer shall have performed all its obligations and agreements and complied with all its covenants contained in this Agreement or in any Ancillary Document to be performed and complied with by it on or before the Closing Date.

     9.2 NO PROHIBITION. No statute, rule or regulation or order or injunction of any court or administrative agency shall be in effect which prohibits Company or Seller from consummating the transactions contemplated hereby.

     9.3 CONSENTS AND APPROVALS. All Governmental Approvals and third party consents required in connection with the transactions contemplated hereby shall have been obtained.

     9.4 ACTIONS, PROCEEDINGS, ETC. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or any Ancillary Documents to which Buyer is a party shall be reasonably satisfactory to Seller.

     9.5 NO LITIGATION. There shall not be any action, suit or proceeding pending or threatened that seeks to make the consummation of the transactions contemplated hereby illegal or otherwise restrict or prohibit consummation thereof.

     9.6 BUYOUT OF CLASS B. Company shall have caused the nonvoting Class B shares owned by James Cosgrove and Christopher Obropta, representing .9% and .1% interests, respectively, in the outstanding shares of Company, to be purchased at no more than book value thereof.

     9.7 MANAGEMENT EMPLOYMENT AGREEMENTS. Buyer shall have caused to have been offered by Parent to James Cosgrove and Christopher Obropta 3,000 stock options each pursuant to Parent's Stock Option Plan.


10.      SURVIVAL AND INDEMNIFICATION

         10.1 SURVIVAL. The representations and warranties made in this Agreement shall survive the Closing for a period of two (2) years and shall thereupon expire together with any right to indemnification in respect thereof (except to the extent a Notice as hereinafter defined asserting a claim for breach of any such representation or warranty shall have been given in good faith prior to such date to the party which made such representation or warranty). The covenants and agreements contained herein to be performed or complied with after the Closing shall survive the Closing and expire in accordance with their terms.

     10.2 INDEMNIFICATION BY SELLER. From and after the Closing, Seller shall indemnify and hold harmless Buyer from and against any and all demands, claims, losses, liabilities, actions or causes of action, assessments, damages, fines, taxes, penalties, costs and expenses (including, without limitation, interest, expenses of investigation, reasonable fees and disbursements of counsel, accountants and other experts (whether such fees and disbursements of counsel, accountants and other experts related to claims, actions or causes of action asserted by Buyer against Seller or asserted by third parties) (collectively "Losses") incurred or suffered by Buyer, and their affiliates, and their respective officers, directors, employees, agents and representatives arising out of, resulting from, or relating to (a) any breach by Seller of any of his representations and warranties contained in this Agreement; or (b) any failure by Seller to perform any of his respective covenants or agreements contained in this Agreement. Notwithstanding any other provision of this Agreement, and except as provided in the following sentence, the total aggregate liability of Seller for indemnification under this Section shall not exceed $1,000,000 or if greater, the amount recoverable under Seller's applicable insurance, and Seller's obligation to indemnify hereunder shall not apply until the cumulative amount of all Losses subject to indemnification exceeds a deductible of $50,000.

     10.3 INDEMNIFICATION BY BUYER. From and after the Closing, Buyer shall indemnify and hold harmless Seller from and against any and all Losses (as defined in Section 10.2) incurred or suffered by Seller arising out of, resulting from, or relating to (a) any breach of any of the representations or warranties made by Buyer in this Agreement; (b) any failure by Buyer to perform any of its covenants or agreements contained in this Agreement; or (c) the business or operations of Company after the Closing, except to the extent arising out of, resulting from or relating to any breach of any of the representations and warranties and covenants of Seller under this Agreement or the business or operations of Company prior to the Closing.

     10.4 PROCEDURE. (a) In the event that any party hereto shall sustain or incur any Losses in respect of which indemnification may be sought by such party pursuant to this Article 10, the party seeking such indemnification (the "Indemnitee") shall assert a claim for indemnification by giving written notice thereof (the "Notice") to the party (or parties) providing indemnification (the "Indemnitor") within thirty (30) days after (i) receipt of written notice of commencement of any third party litigation against such Indemnitee, (ii) receipt by such Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment against such Indemnitee, or (iii) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnitor (including, without limitation, any inaccuracy of any representation or warranty or breach of any covenant). The Notice shall describe the claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the Losses that have been or may be incurred or suffered by such Indemnitee. The failure to timely deliver a Notice shall not relieve the Indemnitor from the obligation to indemnify hereunder except to the extent that the Indemnitor is prejudiced thereby. In case any third party claim, action or proceeding (a "Claim") is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice to the Indemnitee of its intention to do so within 30 days after receipt of the Notice. If the Indemnitor shall assume the defense of such Claim, without the consent of the Indemnitee, which shall not be unreasonably withheld, the Indemnitor shall not settle such Claim unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such Claim. Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this subsection, the Indemnitee shall be permitted to join in the defense of such Claim and to employ counsel at its own expense; PROVIDED, HOWEVER, that if the defendants in any action shall include both an Indemnitor and any Indemnitee, and such Indemnitee shall have reasonably concluded that counsel selected by the Indemnitor has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnitor.

          (b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Claim within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Claim, then the Indemnitee may assume the defense of any such Claim, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determinations made in any litigation with respect to any Claim or any settlement thereof, provided that any such determinations or settlement shall not affect the right of the Indemnitor to dispute any claim for indemnification by the Indemnitee.

          (c) Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses for which such party is entitled to indemnification hereunder shall be payable by the Indemnitor as incurred by the Indemnitee. In the event Seller is obligated to pay Buyer pursuant to this Article 10, Seller may make such payment by reducing the face amount of the Note by a corresponding amount.

     10.5 INVESTIGATIONS; WAIVERS. The survival periods and rights to indemnification provided for in this Article shall remain in effect for the period set forth in Section 10.1 above notwithstanding any investigation at any time by or on behalf of any party hereto or any waiver by any party hereto of any condition to such party's obligations to consummate the transactions contemplated hereby.


11.      TERMINATION

     11.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing;

          (a) by mutual written consent of Buyer and Seller; or

          (b) by Buyer if the Buyer is not reasonably satisfied with the results of its continuing due diligence regarding the Company; or

          (c) by Buyer, on the one hand, or Seller on the other hand, if the Closing shall not have occurred on or before December 29, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any party whose failure to fulfill any obligations under this Agreement had been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (d) by Buyer, on the one hand, or Seller on the other hand, if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

     11.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void, and (except as provided in Section 11.3) there shall be no liability or obligation on the part of any party hereto.

     11.3 FEES AND EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay its own expenses incurred in connection with the transactions contemplated hereby, including taxes and legal, accounting and other fees. Notwithstanding the provisions of Section 11.2, if this Agreement is terminated by Seller, on the one hand, or Buyer, on the other hand, by reason of a breach by the other of this Agreement, in addition to any other remedy available at law or in equity, the terminating party shall be reimbursed by the breaching party for all reasonable out-of-pocket costs and expenses incurred by the terminating party in connection with the transactions contemplated by this Agreement.


12.      MISCELLANEOUS

     12.1 SPECIFIC PERFORMANCE. Seller, on the one hand, and Buyer, on the other hand, acknowledge that the other will be irreparably harmed and will have no adequate remedy at law if such party fails to perform any of its obligations under this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available, the Parties shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise obtain specific performance of, covenants and other agreements of the other party contained in this Agreement.

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     12.2 WAIVERS. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of any condition or of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other condition or other breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

     12.3 NOTICES. All notices, requests, demands, applications, and other communications which are required to be or may be given under this Agreement shall be deemed to have been duly given if sent by recognized courier, telecopy or facsimile transmission or delivered or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

                  TO SELLER:

                  Raymond A. Ferrara
                  84 Platz Drive
                  Skilman, NJ 08558

                  TO BUYER:

                  TRC Companies, Inc.
                  c/o Vice President and General Counsel
                  5 Waterside Crossing
                  Windsor, CT 06095
                  Fax No: (203) 298-6291

or to such other address as any party shall furnish to the other by notice given in accordance with this Section.

     12.4 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the Schedules hereto and the Ancillary Documents embody the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be changed orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification or discharge may be sought.

     12.5 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective legal representatives, successors and assigns; provided that neither this Agreement nor any of the rights hereunder may be assigned by any of the parties hereto without the consent of the other parties.

     12.6 HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. As used in this Agreement, "to the knowledge of" any person or phrases of similar import mean or refer to information of which such person has actual knowledge or which such person should reasonably be expected to know of after reasonable inquiry.

     12.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     12.8 GOVERNING LAW. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the Laws of the State of Connecticut, without giving effect to the principles of conflicts of law thereof.

     12.9 SEPARABILITY. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.


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     12.10 PUBLIC ANNOUNCEMENTS. Neither Company and Seller, on the one hand, nor Buyer, on the other hand, nor any of their respective affiliates, shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other party hereto (which consent may not be unreasonably withheld) except as may be required by law.

     12.11 NO THIRD-PARTY BENEFICIARIES. The Parties hereto agree that there are no third-party beneficiaries of the provisions of this Agreement, and none of the provisions hereof shall be deemed to inure to the benefit of any person not a party hereto or an affiliate of a party hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

                                        TRC COMPANIES, INC.

                                        By:
                                        -------------------------------------
                                        Name:  Martin H. Dodd
                                        Title:  Vice President



                                        TRC ENVIRONMENTAL CORPORATION

                                        By: _________________________________
                                        Name:  John H. Claussen
                                        Title:   President



                                        SELLER:

                                        _____________________________________
                                        Raymond A. Ferrara



                                        _____________________________________
                                        R& J Ferrara Family Limited Partnership
                                        By:  Raymond A. Ferrara
                                             General Partner


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